EXHIBIT 21



                         LIST OF SUBSIDIARIES



     The Partnership is a general partner in Plaza/Seattle Limited Partnership, a Washington limited partnership which holds title to the Blanchard Plaza Building (formerly Aetna Plaza). Reference is made to Note 3 of the Notes to Consolidated Financial Statements filed with this annual report for a summary description of the terms of such partnership agreements. The Partnership's interest in the foregoing joint venture partnership, and the results of operations are included in the consolidated financial statements of the Partnership filed with this annual report.